Exhibit 5.1

April 15, 2025

Netcapital Inc.

1 Lincoln Street

Boston, MA 02111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Netcapital Inc., a Utah corporation (the “Company”), in connection with the issuance of this opinion which relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of 721,153 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of shares of Common Stock issuable upon the exercise of: (i) Common Stock purchase warrants (the “A-5 Inducement Warrants”), to purchase up to 361,148 shares of Common Stock (the “A-5 Inducement Warrant Shares”), at an exercise price of $2.07 per share, and issued by the Company to certain accredited investors on January 13, 2025, pursuant to an inducement offer letter agreement, dated as of January 9, 2025 (the “January 2025 Inducement Letter”); (ii) Common Stock purchase warrants (the “A-6 Inducement Warrants,” together with the A-5 Inducement Warrants, the “Inducement Warrants”), to purchase up to 180,574 shares of Common Stock (the “A-6 Inducement Warrant Shares,”), at an exercise price of $2.07 per share, and issued by the Company to certain accredited investors on January 13, 2025, pursuant to the January 2025 Inducement Letter); (iii) Common Stock purchase warrants (the “Placement Agent Warrants”) to purchase up to 20,315 shares of Common Stock (the “Placement Agent Warrant Shares”), at an exercise price of $2.25 per share, and issued by the Company on January 13, 2025 to designees of Wainwright, as exclusive placement agent, pursuant to an engagement letter dated November 7, 2024 between the Company and Wainwright; (iv) Common Stock purchase warrants (the “A-7 Inducement Warrants”), to purchase up to 79,558 shares of Common Stock (the “A-7 Inducement Warrant Shares”), at an exercise price of $2.03 per share, and issued by the Company to certain accredited investors on March 5, 2025, pursuant to an inducement offer letter agreement, dated as of March 5, 2025 (the “March 2025 Inducement Letter”); (v) Common Stock purchase warrants (the “A-8 Inducement Warrants” and, together with the A-5 Inducement Warrants, the A-6 Inducement Warrants, the Placement Agent Warrants, and the A-7 Inducement Warrants, the “Warrants”), to purchase up to 79,558 shares of Common Stock (the “A-8 Inducement Warrant Shares” and, together with the A-5 Inducement Warrant Shares, the A-6 Inducement Warrant Shares, the Placement Agent Warrant Shares, and the A-7 Inducement Warrant Shares, the “Warrant Shares”), at an exercise price of $2.03 per share, and issued by the Company to certain accredited investors on March 5, 2025, pursuant to the March 2025 Inducement Letter.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by, and meetings of minutes of, the board of directors of the Company, (iii) the charter documents of the Company and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Warrants.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that the Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the Utah Revised Business Corporation Act (“URBCA”) and, when the Shares are delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrants Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to the federal laws of the United States and the UBRCA, including all applicable provisions of the Utah Constitution and reported judicial decisions interpreting the URBCA, in each case, as such laws exist on the date hereof. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ PARR BROWN GEE & LOVELESS
Parr Brown Gee & Loveless